Exhibit 99.1

News Release

CONTACT:

Marli Quesinberry

Director of Investor Relations and Corporate Communications

(404) 407-1898

marliquesinberry@cousinsproperties.com

COUSINS PROPERTIES ANNOUNCES PUBLIC OFFERING OF 18.0 MILLION

SHARES OF COMMON STOCK

ATLANTA—(BUSINESS WIRE) (July 29, 2014)— Cousins Properties Incorporated (the “Company”) (NYSE: CUZ) today announced that it has commenced an underwritten public offering of 18.0 million shares of its common stock.

The Company intends to use the net proceeds of the offering to fund the purchase price of Fifth Third Center, a 698,000 square feet Class-A office building located in the Uptown submarket of Charlotte, North Carolina. Any remaining proceeds will be used for general corporate purposes, including the acquisition and development of office properties, other opportunistic investments and the repayment of debt.

J.P. Morgan will serve as the sole book-running manager for the offering.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus dated March 29, 2013, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. The offering may be made only by means of a prospectus supplement and the related prospectus.

Before you invest, you should read the prospectus and other documents filed with the Securities and Exchange Commission for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus supplement, final prospectus supplement (when available) and the base prospectus relating to the shares can be obtained by contacting the underwriter as follows: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone 1-866-803-9204.

About Cousins Properties Incorporated

Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in top-tier urban office assets and opportunistic mixed-use developments in Sunbelt markets.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering and intended use of proceeds. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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